EXHIBIT 19

Radian Group Inc. Insider Trading Policy

Purpose

This Insider Trading Policy is part of Radian’s Code of Conduct and Ethics. It sets out clear guidelines for compliance with securities laws, advises us of our responsibilities and increases our overall awareness regarding trading in Radian securities. This Insider Trading Policy is intended to help us recognize – and avoid - unintended violations and even the appearance of an improper transaction involving Radian securities.

Our Shared Responsibility

This Policy applies to everyone who acts on behalf of Radian, including:

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All regular full-time and part-time employees, regardless of their business unit or subsidiary
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All Radian temporary and contract workers
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Members of Radian’s Board of Directors

Additionally, this Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts, such as a trust set up for you or the benefit of one of your family members and through which the SEC may attribute “beneficial ownership” to you.

What Is Insider Trading?

This Insider Trading Policy applies to all “transactions” (i.e., buying, selling or gifting)involving Radian’s securities, including equity securities (e.g., common stock), debt securities (e.g., publicly traded senior debt), and derivative securities relating to these securities (collectively, “Company Securities”).

Insider trading is the transacting in securities while in possession of material, nonpublic information that could affect the value of the security. Insider trading violations may also include “tipping” or disclosing such nonpublic information to others.

While working for Radian, we have a responsibility to handle material nonpublic (or “inside”) information regarding Radian appropriately and to avoid using that information to engage in insider trading. We may not transact in Company Securities if we are aware of material nonpublic information about Radian.

We also may not pass inside information on (so-called “tipping”) to others who may use it to transact.

What Kind of Information is Concerning?

It is a violation of this Insider Trading Policy to transact in Company Securities or to tip others who transact in Company Securities on the basis of information regarding Radian that is both non-public and material. Typically, information is considered non-public until it has been disclosed through an established company communication channel that is designed to reach investors, such as a press release or filing with the SEC, and a full trading day has passed.

Information is considered material if a reasonable investor would consider it important to know when deciding to transact in the company’s securities.

Common examples of inside information include:

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Annual or quarterly earnings;
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A dividend increase or decrease;
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A new or revised earnings estimate;
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A significant expansion or curtailment of operations;
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A significant increase or decrease in sales or earnings;
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A purchase or sale of substantial assets;
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Mergers, acquisitions or tender offers;
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A significant increase or decrease in defaults, cures or claims;
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New products or products still being developed;
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Significant corporate borrowing or a default under a corporate borrowing;
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Major litigation;
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Liquidity issues;
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Offerings of Radian Securities;
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Changes in debt ratings;
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Stock splits;
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Substantive items of unusual or non-recurrent nature; and
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Changes in the board of directors or executive management.

This list is not meant to be exhaustive, and even information about events or actions that are not certain to happen – such as a possible major contract, acquisition or divestiture – can be inside information.

If you have questions about confidential information and trading in securities, please call the General Counsel (x1658) or the Deputy General Counsel, Securities Compliance (x1519).

What Would Happen if I Engage in Insider Trading?

Insider trading is a violation of the law, this Policy and the Code of Conduct.

Penalties for violating the insider trading laws can be severe and include both civil liability and criminal penalties, including potential jail time. If you are convicted of insider trading, you may be liable for up to three times the amount of profit gained or loss avoided as a result of any such unlawful sale or purchase transaction. If you tip another person who then transacts in public company securities, both you and the person receiving the tip may be liable, even if the person receiving the tip did not knowingly engage in insider trading, and even if you did not profit from the transaction. Of course, violating this Policy can result in a termination of your employment.

Protections to Help Avoid Insider Trading.

There are a number of processes and controls in place at Radian to help you avoid insider trading, which are outlined below:

Trading Requirements and Restrictions

Trading Notifications. Whenever you wish to transact in Company Securities, you are required to notify Radian in writing prior to any transaction in Company Securities by completing and sending the

Trading Notification form. By signing the Trading Notification form, you acknowledge your obligations under the Trading Policy and represent that you are not in possession of any material nonpublic information regarding Radian. The Trading Notification is good for two business days following submission. If the transaction does not occur within the two business days, you must file a new trading notification form.

Trading Window Periods. Certain persons may transact in Company Securities only during an open Trading Window (as defined below). Persons subject to the trading window restrictions include:

(1) Preclearance Persons (as defined below); and (2) any other Radian employees identified by Radian’s executive leadership as having access to material nonpublic information about Radian in their normal work at Radian.

A “Trading Window” will open each fiscal quarter for a period beginning one full trading day after our earnings release and ending on the last trading day of the first week of the last month of the quarter. If the last day of the Trading Window falls on a holiday or a weekend, the last day of the Trading Window will be the last business day prior to the end of the Trading Window.

Event-Specific Blackouts. At times, we experience material nonpublic developments in our business and are required to impose event-specific blackout periods. We do this through the General Counsel’s office. These blackout periods always apply to the Preclearance Persons, and the General Counsel may notify other employees that they are subject to the blackout period. The General Counsel’s office will notify impacted employees when the event-specific blackout has been lifted. If you are subject to an event-specific blackout period, you may not transact even if there is an open Trading Window.

Additional Requirements for Preclearance Persons. The General Counsel or the Chief Financial Officer or Chief Principal Officer (as such term is defined under the SEC’s rules and regulations) must preclear all transactions in Company Securities for those individuals who are subject to reporting obligations with the SEC, including: (1) directors; and (2) “executive officers” as defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Preclearance Persons must contact the General Counsel or the Chief (Principal) Financial Officer to obtain prior approval of a contemplated transaction. If approval is received, it is good for two business days after receipt as long as the Preclearance Person does not acquire material nonpublic information during the two-day period. If the transaction does not occur within two business days, preclearance must be obtained again before carrying out the transaction. Preclearance Persons must also notify the General Counsel immediately after carrying out a transaction. In addition, transactions in Radian Securities by entities that you control will be attributable to you for purposes of this Policy as if you personally had conducted the transaction. As a result, you are responsible for ensuring that any such entities are informed of, and comply with, this Policy, including by seeking preclearance for yourself (on behalf of such entities) should they plan to transact.

General. The limitations do apply to open-market purchases and sales, market sales of stock received upon the exercise of stock options, gifts of Company Securities and decisions to exit the Radian common stock fund under Radian’s 401(k) plan. The limitations described here do not apply to employee stock purchase plan purchases.

10b5-1 Trading Plans

Transactions in Company Securities may be made pursuant to a Trading Plan in accordance with Rule 10b5-1(c) under the 1934 Act (“Rule 10b5-1”). A Trading Plan is an agreement with a third-party to execute transactions on your behalf in the future pursuant to certain pre-established conditions that you establish as part of the Trading Plan. In order to be effective, you may only enter into or modify a Trading Plan when you are not in possession of material, nonpublic information. However, once established, transactions made pursuant to the Trading Plan may occur at times when you are in possession of material nonpublic information. As a result, transactions in Company Securities executed under a Trading Plan need not be limited to the Trading Window or subject to Preclearance at the time of transaction. A Trading Plan must comply with the following:

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The Trading Plan or modification of an existing Trading Plan must be approved in writing in advance by the General Counsel or Chief (Principal) Financial Officer, and a copy of the new or modified Trading Plan must be filed with the General Counsel promptly upon entering into (or modifying) the Trading Plan;
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Unless otherwise approved by the Company’s General Counsel, the Trading Plan must be conducted through Fidelity, with whom the Company maintains a relationship to manage stock transactions;
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As part of the Trading Plan document, you must provide a written representation that, at the time of entering into (or modifying) the Trading Plan, you are not then in possession of any material nonpublic information and that you are acting in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5;
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The Trading Plan must provide for a “cooling-off period” between the date of execution of the Trading Plan and the date the initial transaction can be made, and the duration of the cooling off period must be at least the minimum period required of such person under applicable law. The cooling-off period must be:
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For Preclearance Persons: at least 90 days, or until two business days following filing of the Form 10-Q or 10-K for the quarter in which the plan was adopted, whichever is longer (and not to exceed 120 days)
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For all others: at least 30 days;
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A maximum term of 12 months;
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If a Trading Plan is modified, a new “cooling off” period must be observed before transactions are reinstated;
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Preclearance Persons must report to the General Counsel any transaction in Company Securities pursuant to a Trading Plan immediately after carrying out the transaction; and
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A Trading Plan must comply with any other applicable legal requirements and Rule 10b5- 1.

In addition, if you are subject to the Trading Window, you may establish (or modify) a Trading Plan only during a Trading Window. You do not need to separately file a Trading Notification upon entering into a Trading Plan.

In addition, if you terminate a Trading Plan prior to the end of its term, you must promptly notify the General Counsel in writing in order to assist the Company in complying with its public disclosure requirements.

For more information regarding a Trading Plan, please feel free to contact Human Resources or the

Deputy General Counsel, Securities Compliance (x1519).

What Else Should I be Aware of?

Certain Prohibited Transactions – Anti-Hedging Policy and Anti-Pledging Policy

Radian considers it improper and inappropriate for any of us to engage in speculative transactions in Company Securities. This applies while we are employed or providing service to Radian. We are prohibited from engaging in any form of hedging or monetization transaction that allows a person to continue to own Company Securities without the full risks and rewards of ownership; and from pledging of Radian securities that could result in a forced sale at a time when a person may possess material nonpublic information, including during a period other than an open Trading Window. Such activities include, among others and without limitation, the following transactions:

a.
Short Sales. Short sales of Company Securities, (i.e., where a person borrows Company Securities, sells them and then buys Company Securities at a later date to replace the borrowed securities, or where a person already has sufficient shares of Company Securities to sell, but does not deliver them until a later date).
b.
Puts and Calls. Buying or selling puts or calls of Company Securities. A put is a right to sell a specific security at a specific price prior to a set date, and a call is a right to buy a specific security at a specific price prior to a set date.
c.
Pledging or Trading on Margin. Pledging Radian securities as collateral for a loan or holding Radian securities in a margin account.

Post-Employment Trading

The legal prohibition against insider trading continues to apply to transactions in Company Securities even after our employment or service with Radian has terminated. If we are aware of material nonpublic information when our employment or service terminates, applicable law provides that we may not transact in Company Securities or disclose the information until the information has become public or is no longer material.

While Preclearance Persons are no longer required to seek preclearance prior to transacting in Company Securities once their service with Radian concludes, such individuals remain subject to Compliance with Section 16 under the SEC’s regulations (as discussed below).

Post-Trade Reporting – Compliance with Section 16

Section 16 of the 1934 Act imposes reporting obligations and short-swing trading restrictions on Radian’s directors and executive officers. Violations can be costly to individuals and embarrassing to Radian. Under Section 16(b), directors and executive officers must forfeit to Radian any “short- swing” profit deemed to be realized by them on a matched purchase and sale, or sale and purchase, of Company Securities within any six-month period, unless one or both of the transactions are exempt from Section 16(b) liability. A failure to report holdings and transactions in Company Securities in compliance with Section 16(a) can result in significant civil fines for directors and executive officers.

As a director or officer, Section 16 may remain applicable to you on a limited basis for up to six months after leaving your employment at Radian. For example, in certain circumstances, if you engage in a transaction in Company Securities during the six months prior to leaving your employment at Radian, you will remain subject to Section 16 for six months from the date of the transaction if you engage in an “opposite-way” transaction. As a result, you would be required to report the “opposite-way” transaction on Form 4 within two business days, and you may be required to forfeit to Radian any “short- swing” profit deemed to be realized on a matched purchase and sale, or sale and purchase. Upon leaving Radian, you should confer with the General Counsel regarding any post-employment trading considerations that might be relevant during the period of time that you remain subject to Section 16.

Preclearance Persons must report to the General Counsel or the Chief (Principal) Financial Officer any transaction in Company Securities (including transactions pursuant to a Trading Plan) immediately after carrying out the transaction.

Communications with the Public

Federal securities laws govern the timing and nature of Radian’s disclosure of material information to the public. There are serious consequences for a violation. Radian’s Investor Relations team is responsible for Radian’s communications with the public and arranges for the public release of Radian Group Inc.’s quarterly and annual financial results. Radian’s Disclosure Committee oversees the general disclosure process and helps ensure the accuracy of information for all public disclosures of Company information.

If you receive general inquiries relating to the Company from outside sources, such as reporters, government officials or others, you must refer the inquiries to the Investor Relations team, or if unavailable, the Chief Executive Officer, Chief (Principal) Financial Officer or General Counsel. Requests for information from securities analysts, stockholders or investors should be referred directly to the Investor Relations team. These restrictions in no way prohibit you from lawfully providing information to the authorities as part of an investigation of corporate conduct where you reasonably believe the conduct may be fraud against the stockholders or a possible violation of Securities and Exchange Commission regulations or other federal fraud statutes.

Unintentional disclosure of information about Radian can be as harmful as a deliberate leak. An unintentional disclosure could occur if sensitive information is discussed in public places, confidential documents are left in public areas, or if confidential information is the subject of family discussions. Premature disclosure of Radian’s financial results could result in severe and unfavorable consequences for Radian and anyone who discloses the information.

It is our obligation to take prudent and reasonably necessary steps to preserve the confidentiality of Radian’s business information.

Personal Responsibility for Compliance; Failure to Comply

We are ultimately responsible for ensuring that we do not violate the insider trading laws or this Insider Trading Policy. As mentioned above, the penalties for violating insider trading laws can be severe.

Trading by Family Members and Affiliates

Because of your relationship with Radian, you should be aware that transactions in Company Securities by your family members, individuals living in your household, or by affiliates controlled by you, such as a trust set up for your benefit or the benefit of one of your family members, and through which the

SEC may attribute “beneficial ownership” to you, could subject you and them to additional scrutiny given your role with Radian. You should inform your family members of your obligations under this Insider Trading Policy and the extra precautions that they should take when transacting in Company Securities. Remember, it is imperative that we not only avoid any action that would violate insider trading rules, but also, that we avoid any circumstances that could give the appearance of impropriety. In addition, entities you control, including trusts where you have the authority to direct the trust’s investment, are subject to the same rules as apply to you under this policy.

Who Do I Contact with Questions or Concerns?

The insider trading rules and federal and state securities laws are complex and you should seek help when an issue arises, or if you have a concern.

Please report any questions or concerns immediately and directly to our General Counsel, Deputy General Counsel for Compliance or call the Radian Compliance Hotline at 800-523-1988 x1700. Radian will not tolerate retaliation for making a good faith report. Making a report in good faith means that you provide all of the information you have and believe your report to be true, even if it turns out that you are mistaken.